UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                         Commission File Number: 0-16472

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
|X| Form 10-KSB   |_| Form 20-F   |_| Form 11-K   |_| Form 10-QSB    |_| Form N-SAR  Form N-CSR

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


                       For Period Ended: December 31, 2004
                                         -----------------

   |_| Transition Report on Form 10-K |_| Transition Report on Form 20-F |_|
       Transition Report on Form 11-K |_| Transition Report on Form 10-Q
                      |_| Transition Report on Form N-SAR

          For the Transition Period Ended: _________________________

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                         Part I - Registrant Information
                         -------------------------------

                                   COMC, INC.
                                   ----------
                            (Full Name of Registrant)


                            4030 Pike Lane, Suite C
            ---------------------------------------------------------
            Address of Principal Executive Office (Street and Number)

                           Concord, Calfifornia 94520
                           --------------------------
                           (City, State and Zip Code)



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                       Part II - Rules 12b-25(b) and d (c)
                       ----------------------------------

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     | (a) The reasons described in reasonable detail in Part III of this form | could not be eliminated without unreasonable effort or expense;
     |
     |
|X| | (b) The subject annual report, semi-annual report, transition report on | Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be
     | filed on or before the fifteenth calendar day following the prescribed | due date; or the subject quarterly report or transition report on Form | 10-Q, or portion thereof will be filed on or before the fifth calendar | day following the prescribed due date; and
     |
     |
     |  (c) The accountant's statement or other exhibit required by Rule
     |  12b-25(c) has been attached if applicable.


                              Part III - Narrative
                              --------------------

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

The Registrant was unable without unreasonable effort and expense to prepare its accounting records and schedules in sufficient time to allow its accountants to complete their audit of the Registrant's consolidated financial statements for the fiscal year ended December 31, 2004 before the required filing date for the Registrant's Form 10-KSB.

                           Part IV - Other Information
                           ---------------------------
(1) Name and telephone number of person to contact in regard to this notification:

  Janice B. Fuellhart                                (925) 849-1400
  -------------------                                 -------------
       (Name)                                       (Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). |X|Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? ? Yes |X| [ ] No

                                        2

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



                                     COMC, Inc.
                ---------------------------------------------------
                         (Name of Registrant as specified in
                                      charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 31, 2005
     -------------------
                                          By:  /s/ Janice B. Fuellhart
                                                  ----------------------
                                          Name:Janice B. Fuellhart
                                          Title:  Chief Executive Officer



                                        3

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